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                                                                      EXHIBIT 99


                                  NEWS RELEASE

Media contact:
Leonard C. Tylka/ Childtime
Childtime Learning Centers, Inc.
38345 W. 10 Mile, Suite 100
Farmington Hills, MI 48335
(248) 442-3183
http://www.childtime.com

Libby Barland / Tutor Time
Tutor Time Learning Systems, Inc.
621 NW 53rd. Street, Suite 600
Boca Raton, FL 33487
(561) 237-2243
http://www.tutortime.com
                                                           FOR IMMEDIATE RELEASE
                                                           June 28, 2002

                   Childtime Successful in Bid for Tutor Time

Childtime Learning Centers, Inc. is pleased to announce that it has been confirmed as the successful bidder for the assets of Tutor Time Learning Systems, Inc. of Boca Raton, FL. As the nation's second largest publicly traded child care provider, Childtime currently employs over 5,500 professional educators and child care providers that perform a vital service to more than 26,000 children and their parents in 23 states and the District of Columbia. Tutor Time currently has 198 company operated and franchise owned centers serving over 25,000 children daily in 23 states and is a perfect match for Childtime. Tutor Time filed for chapter 11 bankruptcy protection in May. The bidding for its assets was held June 27, 2002.

James Morgan, Chairman of Childtime and interim President and Chief Executive Officer is pleased with this merger. Morgan stated, "Both companies will benefit by the synergies involved. This merging will bring financial stability and long term growth as well as outstanding child care in a very fragmented industry."

Bill Davis, CEO/President of Tutor Time will be working diligently on the restructuring of the two companies. Davis said, "He is excited about the opportunities to enhance and strengthen two very strong child care systems."

Childtime has recently taken strategic actions to hone their infrastructure, including upgrading their information systems and improving the quality of operating data.

Tutor Time has both company and franchise owned schools and will be an attractive addition to the Childtime model.